Exhibit 99.1

Seattle Genetics Reports First Quarter 2012 Financial Results

-$34.5 million of ADCETRIS™ Net Product Sales in First Quarter 2012-

-Multiple Ongoing and Planned Clinical Trials of ADCETRIS to Broadly Explore Therapeutic

Potential in CD30-Positive Cancers-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — May 8, 2012 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2012. The company also highlighted the ADCETRIS (brentuximab vedotin) product launch, ongoing and planned clinical development activities and upcoming milestones.

First quarter 2012 ADCETRIS net product sales were $34.5 million, an increase of 4 percent from $33.2 million in the fourth quarter of 2011. ADCETRIS gross product sales increased by 12 percent in the first quarter of 2012 compared to the fourth quarter of 2011, but this increase was offset by an expected increase in gross-to-net discount in the first quarter of 2012 driven by Public Health Services program discounts that became effective during January.

“The commercialization of ADCETRIS continues to be strong, and we are pleased by the acceptance and utilization of ADCETRIS among oncologists and patients with relapsed Hodgkin lymphoma (HL) and systemic anaplastic large cell lymphoma (sALCL),” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Our long-term vision for ADCETRIS is to expand its use into earlier lines of HL and sALCL therapy and into other CD30-positive malignancies. To that end, we are conducting a robust clinical development program with ADCETRIS, including clinical studies to broadly assess CD30 expression in both hematologic malignancies and solid tumors, as well as to evaluate activity and tolerability of ADCETRIS in these patient populations. Initial data from these clinical studies will be presented at the upcoming American Society of Clinical Oncology (ASCO) annual meeting and we have multiple late-stage trials that are already underway or are about to begin to further evaluate the broad potential of ADCETRIS. In addition, we and our collaborators are advancing a robust pipeline of clinical and preclinical ADC programs for a variety of cancers.”

Recent ADCETRIS Highlights

•

In collaboration with Millennium: The Takeda Oncology Company, initiated an international phase III clinical trial of ADCETRIS for relapsed cutaneous T-cell lymphomas (CTCL), including primary cutaneous anaplastic large cell lymphoma and mycosis fungoides. The trial is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). The study also received European Medicines Agency (EMA) scientific advice.

•

In collaboration with Millennium, entered into an agreement with Ventana Medical Systems, Inc. (Ventana), a member of the Roche Group, under which Ventana will seek to develop, manufacture and commercialize a molecular companion diagnostic test for future indications with the goal of identifying patients who might respond to treatment with ADCETRIS based on CD30 expression levels in their tissue specimens.

•

Reported clinical data from a phase I trial evaluating sequential and concurrent administration of ADCETRIS with multi-agent chemotherapy in front-line mature T-cell lymphomas, including systemic anaplastic large cell lymphoma (sALCL).

•	Reported clinical data from an investigator-sponsored phase II clinical trial of ADCETRIS in patients with CTCL.

•

Supported initiation of two additional investigator-sponsored trials (ISTs) evaluating ADCETRIS in combination with chemotherapy for front-line limited stage HL and as consolidation following front-line chemotherapy for patients with newly diagnosed stage I/II HL. A total of seven ADCETRIS ISTs are ongoing, and the company expects multiple additional ISTs to begin during 2012.

•

Announced that the Journal of Clinical Oncology (JCO) published results of the company’s pivotal clinical trial of ADCETRIS in HL patients with relapsed or refractory disease following an autologous stem cell transplant. A separate pivotal clinical trial of ADCETRIS for the treatment of relapsed or refractory sALCL has been accepted for publication and is currently in press for an upcoming issue of JCO.

Other Recent Highlights

•

Presented data highlighting progress with antibody-drug conjugate (ADC) technology at the American Association for Cancer Research annual meeting. The presentations highlighted data from an ADC using a potent new cytotoxic agent that can be linked to antibodies, a method to produce uniform drug-loading on antibodies with enhanced stability and a novel preclinical ADC targeted to solid tumors. In addition, data were presented showing the antitumor activity of a novel fucose inhibitor that can be administered orally.

•

Enhanced corporate leadership through the appointment of Nancy A. Simonian, M.D. to the company’s Board of Directors, the promotion of Chris Boerner, Ph.D. to Senior Vice President, Commercial and the addition of Jorge Cerda as Vice President, Information Technology.

Upcoming Milestones

The company is on track to achieve multiple near-term milestones for ADCETRIS and other pipeline programs, including:

•

Reporting interim data from three ongoing clinical trials of ADCETRIS at the ASCO annual meeting in June 2012, including the phase II retreatment trial, the phase II trial in non-Hodgkin lymphomas and the screening protocol for patients with non-lymphoma malignancies.

•	Millennium/Takeda expects a decision from the EMA in the second half of 2012 on the ADCETRIS marketing authorization application (MAA) that was accepted by the EMA in June 2011.

•	Initiating a phase III clinical trial of ADCETRIS in front-line advanced stage HL by late 2012 or early 2013.

•	Initiating a phase III clinical trial of ADCETRIS in front-line mature T-cell lymphomas, including sALCL, by late 2012 or early 2013.

•	Obtaining Canadian approval for ADCETRIS in relapsed HL and sALCL; expect a Health Canada decision in late 2012 or early 2013.

•	Initiating a phase Ib clinical trial to evaluate SGN-75 in combination with everolimus, an mTOR inhibitor, for renal cell carcinoma during 2012.

•	In collaboration with Agensys, an affiliate of Astellas, reporting interim data from the phase I trial of ASG-5ME in prostate cancer at the ASCO annual meeting.

•	Submitting an investigational new drug application for SGN-CD19A, a CD19-targeted ADC, during 2012.

First Quarter 2012 Financial Results

Revenues in the first quarter of 2012 were $48.2 million, compared to $12.2 million in the first quarter of 2011. First quarter 2012 revenues include ADCETRIS net product sales of $34.5 million. In addition, first quarter 2012 revenues reflect amounts earned under the company’s ADCETRIS and ADC collaborations.

Total costs and expenses for the first quarter of 2012 were $63.7 million, compared to $45.1 million for the first quarter of 2011. The planned increases in 2012 costs and expenses were primarily driven by ADCETRIS commercialization, ADCETRIS clinical development activities and research and development of the company’s other ADC pipeline programs. Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Non-cash, share-based compensation expense for the first quarter of 2012 was $6.1 million, compared to $4.3 million in the first quarter of 2011.

Net loss for the first quarter of 2012 was $12.3 million, or $0.11 per share, compared to a net loss of $32.7 million, or $0.30 per share, for the first quarter of 2011.

As of March 31, 2012, Seattle Genetics had $308.9 million in cash, cash equivalents and investments, compared to $330.7 million as of December 31, 2011.

2012 Revenue Outlook

Seattle Genetics anticipates that revenues from ADCETRIS net product sales will be in the range of $140 million to $150 million in 2012. The company continues to expect that revenues from collaboration and license agreements in 2012 will be in the range of $55 million to $65 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and 2012 revenue outlook, and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-6009 (domestic) or (480) 629-9866 (international). The access code is 4532828. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4532828. The telephone replay will be available until 4:00 p.m. PT on Thursday, May 10, 2012.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The FDA granted accelerated approval of ADCETRIS in August 2011 for two indications. ADCETRIS is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has three other clinical-stage ADC programs: SGN-75, ASG-5ME and ASG-22ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and statements relating to the company’s 2012 revenue outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the safety and/or efficacy results of our clinical trials of ADCETRIS affect the commercial potential or ability to initiate future clinical trials of ADCETRIS. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. In addition, if we do not meet our financial guidance, including the guidance set forth herein or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2012	2011
Assets
Cash, cash equivalents, and investments	$308,867	$330,696
Other assets	103,688	94,520

Total assets	$412,555	$425,216

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$40,565	$53,048
Deferred revenue and long-term liabilities	151,809	153,319
Stockholders’ equity	220,181	218,849

Total liabilities and stockholders’ equity	$412,555	$425,216

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2012	2011
Revenues
Net product sales	$34,496	$—
Collaboration and license agreement revenues	13,749	12,171

Total revenues	48,245	12,171

Costs and expenses
Cost of sales	3,071	—
Research and development	38,487	32,434
Selling, general and administrative	22,185	12,713

Total costs and expenses	63,743	45,147

Loss from operations	(15,498)	(32,976)
Investment and other income, net	3,200	302

Net loss	$(12,298)	$(32,674)

Basic and diluted net loss per share	$(0.11)	$(0.30)

Weighted-average shares used in computing basic and diluted net loss per share	116,348	108,513